UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 22, 2011

LivePerson, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

462 Seventh Avenue
New York, New York 10018
(Address of principal executive
offices, with zip code)

(212) 609-4200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Adoption of LivePerson, Inc. Incentive Plan

On April 22, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of LivePerson, Inc. (the “Company”) approved the LivePerson, Inc. Incentive Plan (the “Incentive Plan”).  The Incentive Plan is effective as of April 1, 2011 and shall continue in effect until modified or terminated by the Committee.  The purpose of the Incentive Plan is to drive performance of the Company and its affiliates and operating units, and to align, motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain performance goals related to such Company performance as well as to retain key employees.

Bonuses paid under the plan will be based on the attainment of performance goals, which may include corporate and strategic business objectives, a participant’s individual performance and contribution to the Company, and/or any other factor deemed appropriate by the Committee.  The Committee will establish the performance period or periods for the plan (which may include, without limitation, the Company’s fiscal year, multiple fiscal years or any other period longer than one fiscal year or shorter than one fiscal year), the performance goals for each performance period and the target bonus amount for each participant.  Performance goals and target bonus amounts may be established, and once established, may be modified, by the Committee at any time, as determined appropriate in the Committee’s sole discretion.  Corporate objectives may include one or more objective measurable performance factors, including, but not limited to, the following: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) debt or debt-to-equity; (xiii) accounts receivable; (xiv) writeoffs; (xv) cash; (xvi) assets; (xvii) liquidity; (xviii) operations; (xvix) product development; (xx) regulatory activity; (xxi) management; (xxii) human resources; (xxiii) corporate governance; (xxiv) information technology; (xxv) business development; (xxvi) strategic alliances, licensing and partnering; (xxvii) mergers and acquisitions or divestitures; and/or (xxviii) financings, each with respect to the Company and/or one or more of its affiliates or operating units.

The Committee has reserved the right, in its sole discretion, to increase, reduce or eliminate the amount of a bonus otherwise payable to a participant with respect to any performance period. A participant must be on the company's payroll at the end of the applicable performance period to be eligible to receive a bonus under the plan.  Bonuses paid under the plan will be paid in cash as soon as practicable following the end of the applicable performance period; provided, that no bonus will be payable with respect to any performance period until the applicable results have been verified by the Committee and the Committee otherwise determines that the underlying terms and conditions of the bonus have been satisfied.

A copy of the Incentive Plan is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Compensation Changes Relating to Chief Executive Officer

On April 22, 2011, the Committee, following consideration and discussion of market data and compensation benchmarking data, competitive factors, and the Company’s overall strategic and organizational development plans, took the following actions with respect to the compensation of the Company’s Chief Executive Officer, Robert P. LoCascio:

(1) The Committee approved an increase to the annual base salary of Mr. LoCascio from $325,000 to $500,000, effective April 1, 2011.

(2) The Committee established that, effective for the fiscal year beginning January 1, 2011, Mr. LoCascio’s annual target incentive award will be set at $375,000 and payable in accordance with applicable performance measures as well as the Company’s bonus policies and practices pursuant to the Incentive Plan.  Mr. LoCascio will have the potential to under- or over-achieve such annual target incentive award based on applicable performance measures to be set by the Committee pursuant to the Incentive Plan and related to the Company’s fiscal performance and achievement of strategic goals.  Consistent with past practice as discussed in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission on April 30, 2010, payment of the annual target bonus award will be further subject to the discretion of the Committee.

(3) The Committee approved a grant of 400,000 options to Mr. LoCascio, at an exercise price of $13.28, which shall vest 25% on each of the first four anniversaries of the date of grant.

(4) The terms of Mr. LoCascio’s employment agreement dated January 1, 1999, filed with the U.S. Securities and Exchange Commission on January 28, 2000, were not otherwise modified by the foregoing actions of the Committee.

Compensation Relating to Certain Other Executive Officers

In addition, the following base salaries and bonus targets are in effect for the Company’s other executive officers as of April 1, 2011.

	Base Salary	Bonus Target
President & CFO, Timothy Bixby	$325,000(1)	$200,000(1)
EVP, General Manager, Israel, Eli Campo	$290,000	$104,167
SVP, General Counsel, Monica Greenberg	$276,000	$100,000
SVP, Corporate Controller, Michael Kovach	$260,000	$110,000
Chief Technology Officer, Yaron Zeidman	$190,000	$ 63,333

(1)
As previously disclosed in a Form 8-K filed on November 4, 2010 and a Form 8-K filed on April 7, 2011, Mr. Bixby will be leaving the Company as of May 13, 2011 and all actual 2011 compensation payments to Mr. Bixby will be governed by the Separation Agreement and General Release entered into between the Company and Mr. Bixby dated November 2, 2010, as amended by the parties as of April 1, 2011.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

10.1	LivePerson, Inc. Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date: April 28, 2011	By:	/s/ Timothy E. Bixby
Timothy E. Bixby President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	LivePerson, Inc. Incentive Plan